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                                                                     EXHIBIT 4.2

                             TRANSWITCH CORPORATION

                             2000 STOCK OPTION PLAN


1.  PURPOSE

     The name of this plan is the TranSwitch Corporation 2000 Stock Option Plan (the "2000 Plan"). The purpose of the 2000 Plan is to promote the long-term success of TranSwitch Corporation, a Delaware corporation (the "Company"), by providing financial incentives to employees and consultants of the Company who are in positions to make significant contributions toward such success except that no member of the Board of Directors of TranSwitch Corporation (the "Board") or officer of the Company appointed by the Board shall be eligible for grants of options under the 2000 Plan. The 2000 Plan is designed to attract individuals of outstanding ability to become or to continue as employees of the Company or consultants of the Company, to enable such individuals to acquire or increase proprietary interests in the Company through the ownership of shares of common stock of the Company, and to render superior performance during their associations with the Company. The Company intends that this purpose will be effected by the granting, pursuant to the 2000 Plan, of options for shares of the Company's Common Stock that do not meet the definition of "incentive stock options" in Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code") (such options granted hereunder, "Nonqualified Options").

     References herein to "the Company" shall include any successor corporation to the Company and, except where the context requires otherwise, also any present or future direct or indirect subsidiary of the Company (such that if the Company has one or more subsidiaries, individuals who are employees thereof or consultants thereto are eligible to be granted Nonqualified Options under the 2000 Plan). As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code. References herein to "the Board" shall include the board of directors of any successor corporation to the Company.

2.  OPTIONS TO BE GRANTED AND ADMINISTRATION

     (a) Options Granted. Options granted under the 2000 Plan shall only be Nonqualified Options.

     (b) Administration of 2000 Plan. The 2000 Plan shall be administered by the Board or by a committee (the "Committee") appointed by the Board. Hereinafter, all references in this 2000 Plan to the "Committee" shall mean the Board if no Committee is appointed. The Committee may select one of its members as its chairman, and shall hold meetings at such times and at such places as it may determine. A majority of the Committee shall constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is
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present, or acts reduced to or approved in writing by all the members of the
Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the 2000 Plan. The interpretation and construction by the Committee of any provisions of the 2000 Plan or of any nonqualified option granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the 2000 Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the 2000 Plan or any nonqualified option granted under it.

     (c) The Committee. Subject to the terms and conditions of the 2000 Plan, the Committee shall have the power:

          (i) To determine from time to time the Nonqualified Options to be granted to eligible persons under the 2000 Plan, and to prescribe the terms and provisions (which need not be identical) of each Nonqualified Option granted under the 2000 Plan to such persons;

          (ii) To construe and interpret the 2000 Plan and Nonqualified Options granted thereunder and to establish, amend, and revoke rules and regulations for administration of the 2000 Plan. In this connection, the Committee may correct any defect or supply any omission, or reconcile any inconsistency in the 2000 Plan, or in any nonqualified option agreement, in the manner and to the extent it shall deem necessary or expedient to make the 2000 Plan fully effective. All decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Company and all optionees; and

          (iii) Generally, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to the 2000 Plan, including all actions the Committee deems necessary, under Section 422 of the Code and the regulations thereunder, to ensure that no Nonqualified Option issued hereunder is treated as an "incentive stock option" under Section 422(b) of the Code.

3.  STOCK SUBJECT TO THE 2000 PLAN

     (a) Stock under the 2000 Plan. The stock subject to the Nonqualified Options granted under the 2000 Plan shall be shares of the Company's authorized but unissued common stock, par value $.001 per share (the "Common Stock"), or previously issued shares of Common Stock that have been reacquired and reserved by the Board for resale upon exercise of Nonqualified Options granted under the 2000 Plan. The total number of shares of Common Stock that may be issued pursuant to Nonqualified Options granted under the 2000 Plan shall not exceed an aggregate of 10,000,000 shares of Common Stock. Such number shall be subject to adjustment as provided in Section 9 hereof.

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     (b) Reallocation of Unexercised Non-Qualified Options.  Whenever any
outstanding Nonqualified Option under the 2000 Plan expires, is canceled or is otherwise terminated (other than by exercise), the shares of Common Stock allocable to the unexercised portion of such Nonqualified Option may again be the subject of Nonqualified Options under the 2000 Plan.

4.  NON-QUALIFIED STOCK OPTION GRANTS

     Nonqualified Options may be granted to employees of the Company, to consultants to the Company who are not employees of the Company, and to such other persons as the Committee shall select from time to time, provided that, in no event, shall any member of the Board or any officer of the Company appointed by the Board be eligible to receive any grants of Nonqualified Options issued under the 2000 Plan. The determination of the persons eligible to receive grants and the number of shares of Common Stock for which Nonqualified Options are granted shall be made by the Committee.

5.  TERMS OF THE NONQUALIFIED OPTION AGREEMENTS

     Each nonqualified option agreement for Nonqualified Options granted under the 2000 Plan (each, a "Nonqualified Option Agreement") shall contain such provisions as the Committee shall from time to time deem appropriate, including restrictions applicable to shares of Common Stock issuable upon exercise of Nonqualified Options. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver the Nonqualified Option Agreements. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of the Nonqualified Option Agreements. The Nonqualified Option Agreements need not be identical, but each Nonqualified Option Agreement by appropriate language, or by reference to this Section 5 of the 2000 Plan, shall include the substance of all of the following provisions:

     (a) Expiration. Each Nonqualified Option shall expire on the date specified in the Nonqualified Option Agreement, which date shall not be later than the seventh anniversary of the date on which the nonqualified option was granted. Unless otherwise determined by the Committee, each Nonqualified Option shall in any event expire not later than three months after the optionee is for any reason no longer employed by (or in the case of a consultant, engaged in a business relationship with) the Company, except (i) if such termination of employment (or business relationship) results from optionee's disability (within the meaning of Section 22(e)(3) of the code), a Nonqualified Option may be exercised within 180 days thereafter (but in no event later than the scheduled expiration date set forth in the nonqualified option agreement), to the extent such Nonqualified Option could have been exercised on the date of such termination of employment, and (ii) if such termination of employment (or business relationship) results from the optionee's death, a nonqualified option may be exercised by his executors or administrators within 180 days thereafter (but in no event later than the scheduled expiration date set forth in the Nonqualified Option Agreement), to the extent such Nonqualified Option could have been exercised on the date of such optionee's death.

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     (b) Exercise.  Subject to the provisions of Section 5(a), each Nonqualified
Option granted under the 2000 Plan shall be exercisable as follows:

          1. Vesting. The Nonqualified Option shall either be fully exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

          2. Full Vesting of Installments. After an installment becomes exercisable it shall remain exercisable until expiration or termination of the Nonqualified Option, unless otherwise specified by the Committee.

          3. Partial Exercise. Each Nonqualified Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

          4. Acceleration of Vesting. The Committee shall have the right to accelerate the date that any installment of any Nonqualified Option becomes exercisable.

          Unless otherwise provided by the Committee, for this purpose the date of the grant of a Nonqualified Option shall be the date on which the Committee approves the grant. To the extent not exercised, vested installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable, but not later than the date the Nonqualified Option expires or terminates. Nonqualified Option Agreements may also contain provisions relating to the treatment of Nonqualified Options in the event of a merger, consolidation or liquidation of, or sale of assets by, the Company.

     (c) Purchase Price. Unless the Committee shall otherwise determine at the time the Nonqualified Option is granted, the purchase price per share of Common Stock under each Nonqualified Option shall be not less than the fair market value of a share of Common Stock on the date the Nonqualified Option is granted. If, at the time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

6.  LIMITATION ON RIGHTS OF OPTIONEES

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     (a) Transferability of Nonqualified Options.  Except as set forth below,
(i) no Nonqualified Option shall be transferable by any optionee other than by will or by the laws of descent and distribution or pursuant to a valid domestic relations order and (ii) Nonqualified Options may be exercised during the optionee's lifetime only by the optionee (or, if the optionee is disabled and so long as the Nonqualified Option remains exercisable, by the optionee's duly appointed guardian or other legal representative).

     (b) No Shareholder Rights. No optionee shall be deemed for any purpose to be the owner of any shares of Common Stock subject to any Nonqualified Option unless and until (i) the Nonqualified Option shall have been exercised pursuant to the terms thereof, (ii) the Company shall have issued and delivered the shares to the optionee, and (iii) the optionee's name shall have been entered as a shareholder of record on the books of the Company. Thereupon, the optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

     (c) No Employment Rights. Neither the 2000 Plan nor the grant of any Nonqualified Option thereunder shall be deemed to confer upon any optionee any rights of employment with the Company, including, without limitation, any right to continue in the employ of the Company, or affect the right of the Company to terminate the employment of an optionee at any time, with or without cause.

     (d) Authority of the Company. The existence of the Nonqualified Options shall not affect: the right or power of the Company or its shareholders to make adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; any issue of bonds, debentures, preferred or prior preference stock affecting the Common Stock or the rights thereof; the dissolution or liquidation of the Company, or sale or transfer of any part of its assets or business; or any other act, whether of a similar character or otherwise.

7.  METHOD OF EXERCISE; PAYMENT OF PURCHASE PRICE

     (a) Notice of Exercise. Any Nonqualified Option granted under the 2000 Plan may be exercised by the optionee by delivering to the Chief Financial Officer of the Company (or such other representative of the Company as the Committee may designate) on any business day a written notice specifying the number (which shall be consistent with the provisions of Section 5(b) hereof) of shares of Common Stock the optionee then desires to purchase (the "Notice").

     (b) Payment. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment: (i) by check payable to the order of the Company; (ii) except as otherwise explicitly provided in the applicable option agreement, and only if the Common Stock is then publicly traded, delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, or delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price; (iii) to the extent explicitly

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provided in the applicable option agreement, by delivery of shares of Common
Stock owned by the Participant valued at fair market value (as determined by the Board or as determined pursuant to the applicable option agreement); or (iv) to the extent explicitly provided in the applicable option agreement, by delivery of a promissory note of the Participant to the Company (and delivery to the Company by the Participant of a check in an amount equal to the par value of the shares purchased). If the Committee exercises its discretion to permit payment of the Exercise of a Non-Qualified Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the Non-Qualified Option in question.

8.  WITHHOLDING; ESCROW

     The Company shall be entitled to withhold from any compensation or other payments then or thereafter due to the optionee such amounts as may be necessary to satisfy any withholding requirements of federal or state law or regulation and, further, to collect from the optionee any additional amounts which may be required for such purpose as a condition of delivering the shares of Common Stock acquired pursuant to a Nonqualified Option. The Committee may, in its discretion, require shares of the Common Stock acquired by an optionee upon the exercise of a Nonqualified Option to be held in an escrow arrangement for the purpose of enabling compliance with this Section 8.

9.  ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     Upon the occurrence of any of the following events, an optionee's rights with respect to Nonqualified Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the Nonqualified Option Agreement between the optionee and the Company relating to such Nonqualified Option:

     (a) Stock Dividends and Stock Splits. If the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Nonqualified Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

     (b) Consolidations or Mergers. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Nonqualified Options, either (i) make appropriate provision for the continuation of such Nonqualified Options by substituting on an equitable basis for the shares then subject to such Nonqualified Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition,

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     (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Nonqualified Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Nonqualified Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Nonqualified Options shall terminate; or (iii) terminate all Nonqualified Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Nonqualified Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

     (c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph (b) above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising a Nonqualified Option may be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Nonqualified Option prior to such recapitalization or reorganization.

     (d) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each Nonqualified Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

     (e) Issuances of Securities. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Nonqualified Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

     (f) Fractional Shares. No fractional shares shall be issued under the 2000 Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

     (g) Adjustments. Upon the happening of any of the events described in subparagraphs (a), (b) or (c) above, the class and aggregate number of shares set forth in Section 3 hereof that are subject to Nonqualified Options which previously have been or subsequently may be granted under the 2000 Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the Successor Board shall determine the specific adjustments to be made under this Section 9 and, subject to Section 2, its determination shall be conclusive.

10.  AMENDMENT OR TERMINATION OF 2000 PLAN

     The Board may modify, revise or terminate the 2000 Plan at any time and from time to time. Except as provided in Section 9 hereof, rights and obligations under any Nonqualified Option granted before any amendment of the 2000 Plan shall not be altered or impaired by such amendment, except with the consent of the optionee.

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11.  EFFECTIVE DATE; NONEXCLUSIVITY

     (a) Effective Date. This 2000 Plan will be deemed to have been adopted and to be effective when approved by the Board.

     (b) Nonexclusivity. The adoption of the 2000 Plan shall not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options otherwise than under the 2000 Plan, and such arrangements may be either applicable generally or only in specific cases.

12.  GOVERNMENT AND OTHER REGULATIONS; GOVERNING LAW

     (a) Securities Laws. If in the opinion of legal counsel for the Company, the issuance or sale of any shares of Common Stock pursuant to the exercise of a Nonqualified Option would not be lawful for any reason, including, without limitation, the inability of the Company to obtain from any governmental authority or regulatory body having jurisdiction the authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any shares of Common Stock pursuant to the exercise of a Nonqualified Option to an optionee or any other authorized person unless a registration statement that complies with the provisions of the Securities Act of 1933, as amended (the "Act"), in respect of such shares of Common Stock is in effect at the time thereof, or other appropriate action has been taken under and pursuant to the terms and provisions of the Act, or the Company receives evidence satisfactory to such counsel that the issuance and sale of such shares of Common Stock, in the absence of an effective registration statement or other appropriate action, would not constitute a violation of the Act or any applicable state securities law. The Company is in no event obligated to register any such shares of Common Stock, to comply with any exemption from registration requirements or to take any other action which may be required in order to permit, or to remedy or remove any prohibition or limitation on, the issuance or sale of such shares of Common Stock to any optionee or other authorized person.

     (b) Governing Law. The 2000 Plan shall be governed by and interpreted under the laws of the State of Delaware.

13.  TERMINATION OF GRANTING OF NONQUALIFIED OPTIONS UNDER THE 2000 PLAN

     No Nonqualified Option may be granted under the 2000 Plan after the tenth anniversary of the effective date of the 2000 Plan (as set forth in Section 11 hereto).

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                                Addendum to the
                 Transwitch Corporation 2000 Stock Option Plan
                            For Residents of France

The following conditions apply to all individuals resident of France granted options under Transwitch Corporation's 2000 Stock Option Plan.

  1. MODIFICATIONS: As per Article 2 (c) ii, the committee reserves the right to establish, amend and revoke rules and regulations for the administration of the 2000 plan, in connection with correcting any defect, supplying any omission, or reconciling any inconsistency that may exist in the plan. Prior to making any modification to the plan that could be detrimental to option holders, Transwitch will obtain the written consent of option holders.

  2. STOCK SUBJECT TO THE PLAN: As per Article 3, paragraph a of the plan, the total shares of common stock that can be granted under the plan shall not exceed 8,000,000 shares. In accordance with French law the total number of options granted but not yet exercised shall not allow for the purchase of more than one third of Transwitch Corporation's total shares.

  3. ELIGIBILITY: Article 4 states that persons eligible to participate in the plan may include non employee consultants who provide services to the corporation.

        a. For option grants made to French residents, grants are restricted to participants who are employees of the company.

        b. In accordance with French law, the option to purchase shares shall be offered by Transwitch (parent corporation) to the personnel of its subsidiary in France only if the parent corporation owns the French corporation 10% or more either directly or indirectly.

        c. Stock option grants made to residents of France shall not be made to any shareholder holding 10% or more of Transwitch Corporation's share capital, in France or elsewhere.

  4. EXERCISE PRICE: As per Article 5 c, the exercise price of options shall not be less than 100% of the fair market value of the share of common stock on the date of grant. In addition to the above, for French residents, the exercise price cannot be less than 95% of the average quotation value of the shares for the 20 quotation dates before the date of grant.

  5. ADJUSTMENT UPON CHANGES IN CAPITALIZATION: As per Article 9 (e), the issuance of stock or convertible securities will not give rise to an adjustment in the number or price of shares granted under the option plan. For residents of France, the exercise price of shares granted under the option plan will be reduced upon issuance of stock or convertible

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     securities to take into consideration the impact of such issuances on the share price, but in no case will the exercise price be less than the nominal value of the share.

  6. RESTRICTIONS ON SALE OF STOCK: The company reserves the right to restrict the sale of stock issued pursuant to an exercise of this option, for a period of up to three years from the date the option is exercised.

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